AIM SELECT REAL ESTATE INCOME FUND                                 SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING:   2/28/2010
FILE NUMBER :        811-09913
SERIES NO.:          10

72DD.   1 Total income dividends for which record date passed during the period.
          (000's Omitted)
          Class A               $ 2,139
        2 Dividends for a second class of open-end company shares (000's
          Omitted)
          Class B               $    13
          Class C               $   112
          Class Y               $   111
          Institutional Class   $   786

73A.      Payments per share outstanding during the entire current period: (form
          nnn.nnnn)
        1 Dividends from net investment income
          Class A                0.1352
        2 Dividends for a second class of open-end company shares (form
          nnn.nnnn)
          Class B                0.1091
          Class C                0.1091
          Class Y                0.1434
          Institutional Class    0.1531

74U.    1 Number of shares outstanding (000's Omitted)
          Class A                17,712
        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B                   136
          Class C                 1,623
          Class Y                 2,194
          Institutional Class     5,386

74V.    1 Net asset value per share (to nearest cent)
          Class A               $  7.18
        2 Net asset value per share of a second class of open-end company shares
          (to nearest cent)
          Class B               $  7.17
          Class C               $  7.17
          Class Y               $  7.17
          Institutional Class   $  7.18